TRANSTAR HOLDINGS, L.P.
                       118 NORTH BEDFORD ROAD, SUITE 300
                         MOUNT KISCO, NEW YORK  10549
                                (914) 242-5003



FOR IMMEDIATE RELEASE:

For further information contact:
Erik S. Katz
(212) 836-9874


              TRANSTAR HOLDINGS, L.P. ANNOUNCES DIVIDEND PAYMENTS

          NEW YORK, NY, December 6, 1996 -- Transtar, Inc. a subsidiary of Transtar Holdings, L.P., declared and paid a cash dividend, in the amount of $1,275 per share on its Class A Voting Common Stock and Class B Non-Voting Common Stock. The aggregate amount of the dividend payment was $24,543,750. The dividend was paid on November 26, 1996 to holders of record on November 22, 1996.

          Transtar, Inc., is a transportation holding company comprised of seven railroads, a Great Lakes shipping fleet, and an inland barge operation. The shareholders of Transtar are Transtar Holdings, L.P., which owns a 53% economic and 51% voting interest; USX Corporation owns a 45.7% economic and 49% voting interest; and Transtar's management owns a 1.3% economic interest, prior to dilution of the economic interests for certain management stock options. Transtar Holdings is owned by certain affiliates of Blackstone Capital Partners, L.P.

          Transtar Holdings received $13,005,000 on November 26, 1996 representing 53% of the cash dividend payment. The dividend payment will be paid into an escrow account pursuant to Transtar Holding's indenture governing its 13 3/8% Senior Discount Notes due 2002, and after distributing approximately $4.5 million to its partners and approximately $300,000 to pay certain administrative expenses, Transtar Holdings will offer to repurchase a portion of the Senior Discount Notes at an offer price equal to 101% of the accreted value of such notes on the date of purchase. The offer to purchase the notes will be made by a notice to holders of the Senior Discount Notes and will be held open for 20 business days.